                                                                       EXHIBIT A

                             NOTE PURCHASE AGREEMENT

                                      DATED

                                  JUNE 20, 2000

                                     BETWEEN

                                GV INVESTMENT LLC

                                       AND

                           GLOBAL VACATION GROUP, INC.

                                TABLE OF CONTENTS

                                                                                                               PAGE
Article I     PURCHASE OF NOTES..................................................................................2

         1.1      Purchase of Notes..............................................................................2

         1.2      Purchase Price.................................................................................2

Article II    THE CLOSING........................................................................................2

         2.1      Time and Place of Closing......................................................................2

         2.2      Company's Actions at Closing...................................................................2

         2.3      Buyer's Actions at Closing.....................................................................2

Article III   REPRESENTATIONS AND WARRANTIES.....................................................................3

         3.1      Company's Representations and Warranties.......................................................3

         3.2      Buyer's Representations and Warranties.........................................................6

         3.3      Remedy for Breaches of Representations and Warranties..........................................7

Article IV    ACTIONS PRIOR TO THE CLOSING.......................................................................7

         4.1      Activities Until Closing Date..................................................................7

         4.2      Company's Efforts to Fulfill Conditions........................................................8

         4.3      Buyer's Efforts to Fulfill Conditions..........................................................8

Article V     CONDITIONS PRECEDENT TO CLOSING....................................................................8

         5.1      Conditions to Buyer's Obligations..............................................................8

         5.2      Conditions to Company's Obligations............................................................9

Article VI    SHAREHOLDERS MEETING...............................................................................9

         6.1      Proxy Statement and Shareholders Meeting.......................................................9

Article VII   AGREEMENTS REGARDING SHARE PURCHASES..............................................................10

         7.1      Limit on Share Purchases......................................................................10

         7.2      Right of First Refusal........................................................................10

         7.3      Right to Purchase Notes.......................................................................11

Article VIII  TERMINATION.......................................................................................11

         8.1      Right to Terminate............................................................................11

         8.2      Effect of Termination.........................................................................12

Article IX    INDEMNIFICATION...................................................................................12

         9.1      Indemnification Against Loss Due to Inaccuracies in Company's Representations and Warranties..12

         9.2      Indemnification Against Loss Due to Inaccuracies in Buyer's Representations and Warranties....12

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                               PAGE
         9.3      Limitation on Company's Liability; Claims Net of Insurance Proceeds and Tax Benefits..........12

         9.4      Indemnification Sole Remedy...................................................................12

Article X     ABSENCE OF BROKERS................................................................................13

         10.1     Representations and Warranties Regarding Brokers and Others...................................13

Article XI    GENERAL...........................................................................................13

         11.1     Expenses......................................................................................13

         11.2     Access to Properties, Books and Records.......................................................13

         11.3     Press Releases................................................................................14

         11.4     Entire Agreement..............................................................................14

         11.5     Effect of Disclosures.........................................................................14

         11.6     Captions......................................................................................14

         11.7     Assignments...................................................................................14

         11.8     Notices and Other Communications..............................................................14

         11.9     Governing Law.................................................................................15

         11.10    Amendments....................................................................................15

         11.11    Counterparts..................................................................................15

                             NOTE PURCHASE AGREEMENT

         This is an agreement dated June 20, 2000 between GV Investment LLC (the "Buyer"), a Delaware limited liability company, and Global Vacation Group, Inc. (the "Company"), a New York corporation, relating to the purchase by the Buyer from the Company of $27,500,000 principal amount of the Company's 9% Convertible Subordinated Notes due 2007 ("Notes"), which agreement is as follows:

                                    ARTICLE I

                                PURCHASE OF NOTES

         1.1 Purchase of Notes. At the Closing described in Paragraph 2.1, the Buyer will purchase the Notes from the Company and the Company will sell the Notes to the Buyer.

         1.2 Purchase Price. The purchase price to be paid by the Buyer for the Notes will be $27,500,000.

                                   ARTICLE II

                                   THE CLOSING

         2.1 Time and Place of Closing. The closing (the "Closing") of the purchase of the Notes will take place at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York, at 10:00 a.m., New York City time, on the day (the "Closing Date") which is the last to occur of (i) June 20, 2000, and (ii) the business day after the day on which all the conditions in
Article V (other than conditions which it is contemplated will be satisfied at the Closing) have been satisfied or waived.

         2.2 Company's Actions at Closing. At the Closing, the Company will deliver the following to the Buyer:

                  (a) The Notes, which will be substantially in the form of
Exhibit 2.2-A.

                  (b) A copy, executed by the Company, of Amendment No. 1 to a Registration Rights Agreement (the "Registration Agreement") substantially in the form of Exhibit 2.2-B.

                  (c) A copy, executed by Thayer Equity Investors III, L.P. ("Thayer") of a Shareholders Agreement (the "Shareholders Agreement") substantially in the form of Exhibit 2.2-C.

         2.3 Buyer's Actions at Closing. At the Closing, the Buyer will deliver the following to the Company:

                  (a) A certified or bank cashier's check, or evidence of a wire transfer of immediately available funds to an account or accounts specified at least 24 hours before the

Closing by the Company, in an amount equal to the purchase price of the Notes specified in Paragraph 1.2.

                  (b) A letter acknowledging that the Buyer will be acquiring the Notes for investment, and not with a view to their resale or distribution.

                  (c) A copy, executed by the Buyer, of the Registration Agreement.

                  (d) A copy, executed by the Buyer, of the Stockholders Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 Company's Representations and Warranties. The Company represents and warrants to the Buyer as follows:

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

                  (b) The Company has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it have been taken, except that under the rules of the New York Stock Exchange, the Company's shareholders are required to approve the issuance of the shares of common stock ("Common Stock"), par value $.01 per share of the Company upon conversion of the Notes (the "Conversion Shares"). This Agreement has been duly executed by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                  (c) If the consents described on Exhibit 3.1-C are obtained and the Company's stockholders approve the issuance of the Conversion Shares, neither the execution or delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Certificate of Incorporation or by-laws of the Company, any agreement or instrument to which the Company or any subsidiary of the Company is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Company or any of its subsidiaries, except that issuance of Conversion Shares upon conversion of Notes may require filings and expiration or termination of waiting periods, under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

                  (d) When Notes are issued and delivered to the Buyer as contemplated by this Agreement, the Notes will evidence valid and binding obligations of the Company, and will be enforceable against the Company in accordance with their terms. When shares of common stock, par value $.01 per share, of the Company ("Common Stock") are issued upon conversion of Notes, those shares will be duly authorized and issued, fully paid and non-assessable, and will not be subject to, or have been issued in violation of, pre-emptive rights of any shareholders of the Company or any other persons.

                  (e) When the Registration Agreement is delivered by the Company at the Closing, it will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. When the Shareholders Agreement is delivered by the Company at the Closing, it will be a valid and binding agreement of Thayer, enforceable against Thayer in accordance with its terms.

                  (f) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Copies of the Certificate of Incorporation and all amendments, and of the by-laws, of the Company, as currently in effect, are attached as Exhibit 3.1-F. The Company and each of its subsidiaries is qualified to do business as a foreign corporation in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse Effect upon the Company. As used in this Agreement, the term "Material Adverse Effect" upon the Company means a material adverse effect upon (i) the consolidated financial position of the Company and its subsidiaries, or (ii) the consolidated results of operations of the Company and its subsidiaries compared with the consolidated results of their operations during the same period of the prior year.

                  (g) The only authorized stock of the Company is 60,000,000 shares of Common Stock and 6,000,000 shares of preferred stock, par value $.01 per share. At the date of this Agreement, the only outstanding stock of the Company is not more than 14,400,000 shares of Common Stock. All those shares have been duly authorized and issued and are fully paid and non-assessable. Except as shown on Exhibit 3.1-G, the Company has not issued any options, warrants or convertible or exchangeable securities, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any of its stock.

                  (h) (i) Each of the corporations and other entities of which the Company owns directly or indirectly 50% or more of the equity (each corporation or other entity of which a company owns directly or indirectly 50% or more of the equity being a "subsidiary" of that company) has been duly organized, and is validly existing and in good standing under the laws of its state of incorporation, (ii) all the shares of stock of each of the Company's subsidiaries which are owned by the Company or any of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive rights, and (iii) except as shown on Exhibit 3.1-H, neither the Company nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any subsidiary to issue or sell any stock or other equity interests in any of the Company's subsidiaries and, there are no registration covenants or transfer or voting restrictions with respect to outstanding securities of any of the Company's subsidiaries.

                  (i) Since January 1, 1997, the Company has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the rules under either of them.

                  (j) The Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Company 10-K") and its Report on Form 10-Q for the period ended March 31, 2000 (the "March 10-Q") which were filed with the SEC, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the Company 10-K all were prepared, and the financial information included in the March 10-Q was derived from financial statements which were prepared, in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except that financial information included in the March 10-Q does not contain notes and is subject to normal year end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate. The Company has not filed any reports with the Securities and Exchange Commission with regard to any period which ended, or any event which occurred, after March 31, 2000.

                  (k) Since March 31, 2000, (i) the Company and its subsidiaries have conducted their businesses in the ordinary course and in the same manner in which they were conducted prior to March 31, 2000, and (ii) except as set forth on Exhibit 3.2-K, nothing has occurred which, individually or in aggregate, has had a Material Adverse Effect upon the Company.

                  (l) The assets of the Company and its subsidiaries constitute, in the aggregate, all the material assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted.

                  (m) The Company and it subsidiaries have at all times complied, and currently are complying, with all applicable Federal, state, local and foreign laws and regulations, except failures to comply which would not reasonably be expected, in the aggregate, to have a Material Averse Effect upon the Company.

                  (n) The Company and its subsidiaries have all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect upon the Company.

                  (o) Except as shown on Exhibit 3.1-O, the Company and each of its subsidiaries has filed when due all Tax Returns which it has been required to file and has paid all Taxes shown on those returns to be due. Those Tax Returns accurately reflect all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the subsidiary and which have been adequately reserved against in accordance with GAAP on the balance sheet at March 31, 2000 included in the March 10-Q and except as would not, in the aggregate, have a Material Adverse Effect upon the Company. Except as shown on Exhibit 3.1-O, (i) no extension of time given by the Company or any of its subsidiaries for completion of the audit of any of its Tax Returns is in effect, (ii) no tax lien has been filed by any taxing authority against the Company or any of its subsidiaries or any of their assets, (iii) no Federal, state or local audits or other administrative proceedings or court proceedings with regard to Taxes are presently pending with regard to the Company or any of its subsidiaries, (iv) neither the Company nor any subsidiary is a party to any agreement providing for the allocation or sharing of Taxes, (v) neither the Company nor any subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Internal Revenue Code of 1986, as amended (the "Code") and (vi) neither the Company nor any subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection
(f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company or any subsidiary. For the purposes of this Agreement, the term "Taxes" means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

                  (p) (i) The Company and its subsidiaries have all material environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental Laws, (ii) the Company has not received any notice of material noncompliance or material liability under any Environmental Law, (iii) neither the Company nor any subsidiary has performed any acts, including but not limited to releasing, storing or disposing of hazardous materials, there is no condition on any property owned or leased by the Company or a subsidiary, and there was no condition on any property formerly owned or leased by the Company or a subsidiary while the Company or a subsidiary owned or leased that property, that could result in material liability by the Company or a subsidiary under any Environmental Law and (iv) neither the Company nor any subsidiary is subject to any order of court or governmental agency requiring the Company or any subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding seeking such an order is pending or, insofar as any officer of the Company is aware, threatened against the Company. As used in this Agreement, the term "Environmental Law" means any Federal, state or local law, rule, regulation, guideline or other legally enforceable requirement of a governmental authority relating to protection of the environment or to environmental conditions which affect human health or safety.

                  (q) Failures of systems or equipment used by the Company to be Y2K Compliant will not result in liabilities or costs to the Company after March 31, 2000 which, in aggregate, will have a Material Adverse Effect upon the Company. As used in this Agreement, systems and equipment were Y2K compliant if they were capable of recognizing that dates in the year 2000 were subsequent to December 31, 1999 and were otherwise able to operate without being adversely affected by the change from the twentieth to the twenty-first century.

                  (r) Except as shown on Exhibit 3.1-R, the Company has no agreements, and does not engage in any business, with Thayer or with any entity controlled or advised by it, or with any other entity controlled by any officer or director of the Company (other than the Company or its subsidiaries).

                  (s) The Company's Board of Directors has approved the purchase of the Notes by the Buyer, the acquisition of some or all of the Notes by members of the Buyer if the Buyer distributes Notes to its members, the acquisition of some or all of the Conversion Shares upon conversion of Notes by the Buyer or by persons who received Notes as distributions by the Buyer to its members, and the acquisition of some or all of the Conversion Shares by members of the Buyer if the Buyer distributes Conversion Shares to its members. Because of that, the acquisition of Notes or Conversion Shares by the Buyer or by members of the Buyer will not cause the Buyer or any of its members to be subject to the prohibitions of Section 912(b) or (c) of the New York Business Corporation Law.

         3.2 Buyer's Representations and Warranties. The Buyer represents and warrants to the Company as follows:

                  (a) The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) The Buyer has all power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All actions necessary to authorize the Buyer to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by the Buyer and is a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

                  (c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or by-laws of the Buyer, any agreement or instrument to which the Buyer is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Buyer.

                  (d) No governmental filings, authorizations, approvals or consents are required to permit the Buyer to fulfill all its obligations under this Agreement.

                  (e) The Buyer has, or has access through commitments from its members and from financial institutions, to, all the funds it will require to purchase the Notes.

         3.3 Remedy for Breaches of Representations and Warranties. The indemnification in Paragraphs 9.1 and 9.2 will be the only remedies available to the Buyer or the Company for breaches of representations or warranties contained in Paragraph 3.1 or 3.2. Any claim for that indemnification must be made as provided in Paragraph 9.3.

                                   ARTICLE IV

                          ACTIONS PRIOR TO THE CLOSING

         4.1 Activities Until Closing Date. From the date of this Agreement to the Closing Date, the Company will ensure that the Company and its subsidiaries will, except with the written consent of the Buyer:

                  (a) Operate their respective businesses in the ordinary course and in a manner consistent with the manner in which they are being operated at the date of this Agreement.

                  (b) Take all reasonable steps available to them to maintain the goodwill of their businesses and, except as otherwise requested by the Buyer, the continued employment of their executives and other employees.

                  (c) At their expense, maintain all their assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

                  (d) Not make any borrowings other than borrowings in the ordinary course of business under working capital lines (including the Company's Restated Credit Agreement with lenders for which Bank of New York is the administrative agent) which are disclosed on the consolidated balance sheet at March 31, 2000 included in March 10-Q.

                  (e) Not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business.

                  (f) Not pay any dividends, or make any other distributions (other than to the Company or its wholly owned subsidiaries).

                  (g) Not make any loans or advances (other than advances for travel and other normal business expenses) to stockholders, directors, officers or employees.

                  (h) Maintain their books of account and records in the usual manner, in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and accruals.

                  (i) Comply in all material respects with all applicable laws and regulations of governmental agencies.

                  (j) Not sell, dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business.

         4.2 Company's Efforts to Fulfill Conditions. The Company will use its best efforts to cause all the conditions set forth in Paragraph 5.1 to be fulfilled prior to or at the Closing.

         4.3 Buyer's Efforts to Fulfill Conditions. The Buyer will use its best efforts to cause all the conditions contained in Paragraph 5.2 to be fulfilled prior to or at the Closing.

                                    ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

         5.1 Conditions to Buyer's Obligations. The obligations of the Buyer at the Closing are subject to satisfaction of the following conditions (any or all of which may be waived by the Buyer):

                  (a) The representations and warranties of the Company contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that representations and warranties which are qualified as to materiality or as to absence of Material Adverse Effect upon the Company will be true and correct in all respects) at the Closing Date with the same effect as though made on that date (unless a representation and warranty refers to a specific earlier date, in which case it will have been true and correct in all material respects at that earlier date), and the Company will have delivered to the Buyer a certificate dated that date and signed by the President or a Vice President of the Company to that effect.

                  (b) The Company will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing.

                  (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains the Buyer from completing the transactions which are the subject of this Agreement and no action will be pending against the Buyer or the Company relating to the transactions which are the subject of this Agreement which presents a reasonable likelihood of resulting in an award of damages against the Buyer or the Company which would be material to the Buyer and its subsidiaries taken as a whole, or to the Company and its subsidiaries taken as a whole.

                  (d) The consents described in Exhibit 3.1-C will have been obtained.

                  (e) The Buyer will have received an opinion from Hogan & Hartson, counsel to the Company, substantially in the form of Exhibit 5.1-E

                  (f) The Closing Date will be not later than July 31, 2000.

         5.2 Conditions to Company's Obligations. The obligations of the Company at the Closing are subject to the following conditions (any or all of which may be waived by the Company):

                  (a) The representations and warranties of the Buyer contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that representations and warranties which are qualified as to materiality or as to absence of Material Adverse Effect will be true and correct in all respects) at the Closing Date with the same effect as though made on that date, and the Buyer will have delivered to the Company a certificate dated that date and signed by the President or a Vice President of the Buyer to that effect.

                  (b) The Buyer will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing.

                  (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains the Company from completing the transactions which are the subject of this Agreement and no action will be pending against the Company relating to the transactions which are the subject of this Agreement which presents a reasonable likelihood of resulting in an award of damages against the Company which would be material to the Company and its subsidiaries taken as a whole.

                  (d) The Company will have received an opinion from Clifford Chance Rogers & Wells LLP, counsel to the Buyer, substantially in the form of
Exhibit 5.2-D.

                  (e) The Closing Date will be not later than July 31, 2000.

                                   ARTICLE VI

                              SHAREHOLDERS MEETING

         6.1 Proxy Statement and Shareholders Meeting. (a) The Company will cause a meeting of its shareholders (the "Shareholders Meeting") to be held within one year after the date of this Agreement at which the Company's shareholders will be asked to vote upon a proposal to approve the issuance of shares of the Conversion Shares upon conversion of the Notes. The Company will
(i) cause a proxy statement (the "Proxy Statement") relating to the

Shareholders Meeting to be filed with the SEC not less than 60 days before the scheduled date of the Shareholders Meeting, (ii) use its best efforts to cause review of the Proxy Statement by the SEC staff to be completed as promptly as practicable, (iii) describe in the Proxy Statement the recommendation of its Board of Directors that the shareholders approve the issuance of Conversion Shares upon conversion of the Notes (unless the Company's Board of Directors, after consultation with its counsel about the nature of its fiduciary duties, determines that it is required by its fiduciary duties to state that it no longer recommends that the shareholders vote in favor of the issuance of those shares), (iv) as promptly as practicable, and in any event within 10 days after the Company is informed that the SEC staff has no further comments about the Proxy Statement, cause the Proxy Statement to be mailed to its shareholders and
(v) cause the Shareholders Meeting to be held not later than the scheduled date of the Shareholders Meeting or such later day as is the 20th business day after the day on which the Proxy Statement is mailed.

                  (b) The Buyer will supply to the Company all information in the Buyer's possession which the Company is required to include in the Proxy Statement and in all other respects cooperate with the Company in its efforts to file the Proxy Statement with the SEC and cause review of the Proxy Statement to be completed as promptly as practicable after it is filed with the SEC.

                                  ARTICLE VII

                      AGREEMENTS REGARDING SHARE PURCHASES

         7.1 Limit on Share Purchases. Until the third anniversary of the date of this Agreement, the Buyer and its Affiliates (as defined in the Shareholders Agreement) will not, without the prior approval of the Company's Board of Directors, acting alone or as part of a group (as that term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended,
(i) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or securities convertible into voting securities of the Company, (ii) propose to enter into, directly or indirectly, any merger or business combination involving the Company or its assets, or (iii) assist, advise or encourage (including by knowingly providing or arranging financing for that purpose), or participate with, any other person in doing any of the foregoing, except that (i) the Buyer and its Affiliates may purchase up to 1,000,000 shares of Common Stock, (ii) the Buyer and its Affiliates may acquire voting stock of the Company upon conversion of Notes, and (iii) the Buyer and its Affiliates may acquire voting stock of the Company through exercise of options granted in accordance with Paragraph 7.2

         7.2 Right of First Refusal. While more than 10% of the aggregate principal amount of the Notes are outstanding, the Company will not sell any Common Stock for a sale price which is less than the then conversion price of the Notes, unless the Company grants the holders of the Notes the option to purchase a portion of the shares it proposes to sell equal to the fraction of which (i) the numerator is the number of shares of Common Stock owned by holders of Notes or which holders of Notes have the right to purchase by converting Notes, and (ii) the denominator is the total number of outstanding shares of Common Stock (giving effect to the issuance of all the shares which are issuable on conversion of Notes and to the issuance of all the shares which are the subject of options granted under the Company's stock option plan as it is in effect on the date of this Agreement). Notwithstanding the foregoing, the provisions of this Section 7.2 shall not apply to (i) any issuance of any Common Stock or options or other rights to purchase Common Stock of the Company to officers, directors or employees of the Company and/or its subsidiaries pursuant to any stock or option plans or grants approved by the

Company's board of directors; (ii) any issuance of warrants to purchase Common Stock (and the shares of Common Stock exercisable pursuant to such warrants) in connection with any financing transaction; (iii) shares of Common Stock issued pursuant to any public offering registered under the Securities Act of 1933, as amended; (iv) shares of Common Stock issued in connection with any stock split or stock dividend of the Company; and (v) shares of Common Stock issued in connection with any acquisition by the Company approved by at least one of the directors nominated by the holders of the Notes. The Company will give the holders of the Notes a notice of any option granted in accordance with this Paragraph, which will state (v) the total number of shares the Company proposes to sell, (w) the number of those shares which will be subject to the option granted to the holder of Notes, (x) the per share exercise price of the option,
(y) the day on which the option will expire (which will be not less than 30 days after the day on which the notice is given) and (z) the day on which the purchase of the shares will take place if the option is exercised. If there is more than one holder of Notes, the option will be granted to the holders of the Notes pro rata to the principal amounts held by each of them. The Company may, within six months after an option granted in accordance with this Paragraph expires, sell all the shares described in the notice of that option which are not purchased by exercise of the option (including both shares which were not the subject of the option and shares as to which the option was not exercised) on terms which are not materially more favorable to the purchaser than the terms described in the notice of the grant of the option.

         7.3 Right to Purchase Notes. The Buyer will not sell any Notes for a sale price which is equal to or less than the principal amount of the Notes being sold, together with accrued but unpaid interest, unless the Buyer grants the Company the option to purchase all of such Notes to be sold at the purchase price for which the Buyer proposes to sell the Notes. Notwithstanding the foregoing, the provisions of this Section 7.3 shall not apply to any transfers by Buyer to any of its Affiliates (as defined in the Shareholders Agreement) if the Affiliate agrees to be bound by the provisions of this Paragraph to the same extent as though it were the Buyer. The Buyer will give the Company a notice of any option granted in accordance with this Paragraph, which will state (v) the aggregate principal amount of Notes which the Buyer proposes to sell, (x) the purchase price of the Notes to be sold, (y) the day on which the option will expire (which will be not less than 30 days after the day on which the notice is given) and (z) the day on which the sale of the Notes will take place if the option is exercised. The Buyer may, within six months after an option granted in accordance with this Paragraph expires, sell all the Notes described in the notice of that option which are not purchased by exercise of the option on terms which are not materially more favorable to the purchaser than the terms described in the notice of the grant of the option.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 Right to Terminate. This Agreement may be terminated at any time prior to the Closing:

                  (a) By mutual consent of the Buyer and the Company.

                  (b) By either the Buyer or the Company if, without fault of the terminating party, the Closing does not occur on or before July 31, 2000.

                  (c) By the Buyer if (i) it is determined that any of the representations or warranties of the Company contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement or (ii) any of the conditions in Paragraph 5.1 is not satisfied or waived by the Buyer prior to or on the Closing Date.

                  (d) By the Company if (i) it is determined that any of the representations or warranties of the Buyer contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement or
(ii) any of the conditions in Paragraph 5.2 is not satisfied or waived by the Company prior to or on the Closing Date.

         8.2 Effect of Termination. If this Agreement is terminated pursuant to Paragraph 8.1, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement. Nothing contained in this Paragraph will, however, relieve either party of liability for any breach of this Agreement which occurs before this Agreement is terminated.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1 Indemnification Against Loss Due to Inaccuracies in Company's Representations and Warranties. The Company indemnifies the Buyer against, and agrees to hold the Buyer harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred directly or indirectly because (i) any matter which is the subject of a representation and warranty contained in Paragraph 3.1 is not as represented and warranted, or (ii) the Company fails to fulfill in any respect any of its obligations under this Agreement or under any document delivered in accordance with this Agreement which is required to be fulfilled after the Closing.

         9.2 Indemnification Against Loss Due to Inaccuracies in Buyer's Representations and Warranties. The Buyer indemnifies the Company against, and agrees to hold the Company harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred directly or indirectly because (i) any matter which is the subject of a representation and warranty contained in Paragraph 3.2 is not as represented and warranted, or (ii) the Buyer fails to fulfill in any respect any of its obligations under this Agreement or under any document delivered in accordance with this Agreement which is required to be fulfilled after the Closing.

         9.3 Limitation on Company's Liability; Claims Net of Insurance Proceeds and Tax Benefits. The Company will not be liable under Paragraph 9.1 because any facts are not as represented and warranted in Paragraph 3.1, other than in Paragraph 3.1(d) or 3.1(g), (i) until the Buyer has suffered aggregate losses because facts were not as represented and warranted in excess of $400,000 (at which point the Company will be obligated to indemnify the Buyer only for aggregate losses above the $400,000 threshold) or (ii) to pay the Buyer a total of more than $5,000,000 for losses suffered by the Buyer in excess of the $400,000 threshold because facts were not as represented and warranted (after which point the Company will have no obligation to indemnify the Buyer from and against any further such losses). Any losses which are the subject of indemnification claims made under Paragraph 9.1 or 9.2 will, in each case, be net of any insurance proceeds received, or tax benefits accrued, by the Buyer or the Company, as the case may be, as a result of the incident that is the subject of the indemnification claim.

         9.4 Indemnification Sole Remedy. The indemnification in Paragraph 9.1 or 9.2, as the case may be, will be the sole remedy of the Buyer or the Company because any matter which is the subject of a representation or warranty contained in Paragraph 3.1 or 3.2 is not as represented and warranted. Any claim for that indemnification, other than a claim for indemnification with regard to Paragraph 3.1(d), must be made not later than February 15, 2002 in a written notification to the party from which indemnification is sought which describes in reasonable detail the claim and the facts on which it is based. A claim for indemnification with regard to Paragraph 3.1(d) may be made at any time in a written notification containing the information described in the preceding sentence. Neither the Company nor the Buyer will have any liability because any matter which is the subject of a representation and warranty contained in Paragraph 3.1 or 3.2 is not as represented or warranted unless it is described in a notification given as provided in this Paragraph.

                                    ARTICLE X

                               ABSENCE OF BROKERS

         10.1 Representations and Warranties Regarding Brokers and Others. The Buyer and the Company each represents and warrants to the other of them that except as shown on Exhibit 10.1(1) as to the Company or Exhibit 10.1(2) as to the Buyer, nobody acted as a broker, a finder or in any similar capacity on its behalf in connection with the transactions which are the subject of this Agreement. The Company will pay the fees of anybody named on Exhibit 10.1(1) and the Buyer will pay the fees of anybody named on Exhibit 10.1(2) The Buyer and the Company each indemnifies the other of them against, and agrees to hold the other of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party in connection with the transactions which are the subject of this Agreement.

                                   ARTICLE XI

                                     GENERAL

         11.1 Expenses. The Company will reimburse the Buyer for all the Buyer's reasonable expenses in connection with the transactions which are the subject of this Agreement, including legal fees and disbursements.

         11.2 Access to Properties, Books and Records. From the date of this Agreement until the Closing Date, the Company will cause the Company and each of its subsidiaries to give representatives of the Buyer or of anyone from whom the Buyer is seeking financing full access during normal business hours to all of their respective properties, books and records. The Buyer will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company or its subsidiaries in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to the Buyer from a third party which, insofar as the Buyer is aware, is not under an obligation to the Company or to a subsidiary to keep the information confidential, (iii) was known to the Buyer before it was made available to the Buyer or its representative by the Company or a subsidiary, or
(iv) otherwise is independently developed by the Buyer. If this Agreement is terminated prior to the Closing, the Buyer will, at the Company's request, deliver to the Company all documents and other material obtained by the Buyer from the Company, or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by the Buyer.

         11.3 Press Releases. The Buyer and the Company will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, except that nothing in this Paragraph will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation system on which securities of that party or an affiliate are listed or quoted.

         11.4 Entire Agreement. This Agreement and the documents to be delivered in accordance with this Agreement (including the Notes) contain the entire agreement between the Buyer and the Company relating to the transactions which are the subject of this Agreement and those other documents. All prior negotiations, understandings and agreements between the Buyer and the Company are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

         11.5 Effect of Disclosures. Any information disclosed by a party in connection with any representation or warranty contained in this Agreement (including exhibits to this Agreement) will be treated as having been disclosed in connection with each representation and warranty made by that party in this Agreement.

         11.6 Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

         11.7 Assignments. Neither this Agreement nor any right of any party under it may be assigned, except that the Buyer may assign its rights and obligations under this Agreement to an entity which is wholly owned by the Buyer or by persons or entities which own all the outstanding stock of the Buyer, if the Buyer unconditionally guarantees that the corporation to which the Buyer's rights and obligations are assigned will perform fully all the obligations of the Buyer under this Agreement.

         11.8 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which mailed by registered mail, return receipt requested, from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

         If to the Company:

                  Global Vacation Group, Inc.
                  1420 New York Avenue, N.W.
                  Suite 575
                  Washington, D.C. 20005
                  Attention:  President
                  Facsimile No.:  (202) 347-0710

                  with a copy to:

                  Christopher Hagan, Esq.
                  Hogan & Hartson LLP

                  555 13th Street, N.W.
                  Washington, D.C. 20004
                  Facsimile No.: 202-637-5910

         If to the Buyer:

                  GV Investment LLC
                  c/o Three Cities Research, Inc.
                  650 Madison Avenue
                  New York, New York 10022
                  Attention:  J. William Uhrig
                  Facsimile No.:  (212) 980-1142

                  with a copy to:
                  David W. Bernstein, Esq.
                  Clifford Chance Rogers & Wells LLP
                  200 Park Avenue
                  New York, New York 10166
                  Facsimile No.:  (212) 878-8375

         11.9 Governing Law. This Agreement will be governed by, and construed under, the substantive laws of the State of New York.

         11.10 Amendments. This Agreement may be amended only by a document in writing signed by both the Buyer and the Company.

         11.11 Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

         IN WITNESS WHEREOF, the Buyer and the Company have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

                                        GV INVESTMENT LLC


                                        By:  /s/  Jeanette Welsh
                                             Title:  Vice President

                                        GLOBAL VACATION GROUP, INC.


                                        By:  /s/  Roger H. Ballou
                                             Title:  Chairman, President and CEO